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                                                                     EXHIBIT 8.1


        [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)]

                                December 7, 2001



Apco Argentina Inc.
P.O. Box 2400
Tulsa, Oklahoma  74102


                         Re: Form S-4 Registration Statement of Apco Argentina Inc.

Ladies and Gentlemen:

                  We have acted as special United States federal income tax counsel to Apco Argentina Inc., a corporation organized under the laws of Cayman Islands ("Parent"), in connection with (i) the contemplated merger (the "Merger") of Apco Delaware, Inc., a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of Parent, with and into Globex Energy, Inc., a Delaware corporation ("Company"), with Company surviving as a wholly-owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of April 5, 2001 (the "Merger Agreement"), and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), which includes the joint proxy statement/prospectus of Parent and Company (the "Proxy Statement/Prospectus").

                  In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement.

                  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents


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Apco Argentina Inc.
December 7, 2001
Page 2

submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.

                  In rendering our opinion, we have relied upon statements and repre sentations of officers and other representatives of Parent, Merger Sub, and Company, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions and assumptions in the discussion set forth under the heading "Material Tax Consequences--United States Federal Income Tax Consequences" in the Registration Statement.

                  Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). No assurance can be given that the IRS could not successfully assert a position contrary to this opinion.

                  Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

                  i. The Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

                  ii. No gain or loss will be recognized by Parent, Company or Merger Sub as a result of the Merger.

                  iii. No gain or loss will be recognized by a shareholder of Com pany who exchanges, as the case may be, all of his, her or its Company common stock or preferred stock solely for Parent ordinary shares pursuant to the Merger (except with respect to cash received in lieu of fractional shares).

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Apco Argentina Inc.
December 7, 2001
Page 3


                  iv. The aggregate tax basis of the Parent ordinary shares received by a shareholder of Company pursuant to the Merger will be the same as the aggregate tax basis of the shares of Company common stock and preferred stock surrendered in exchange therefor (reduced by any amount of tax basis allocable to a fractional share of Parent stock for which cash is received).

                  v. The holding period of the Parent ordinary shares received by a shareholder of Company pursuant to the Merger will include the holding period of the shares of Company stock surrendered in exchange therefor.

                  vi. If a holder of Company common stock or preferred stock receives cash in lieu of a fractional share of Parent stock, the holder of Company common stock or preferred stock will generally recognize capital gain or loss equal to the difference between the cash amount received in lieu of such fractional share and the portion of the holder's tax basis in shares of Company common stock or preferred stock surrendered that is allocable to the fractional share. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the portion of the Company common stock or preferred stock deemed exchanged for the fractional share is more than one year at the effective time of the Merger.

                  vii. No gain or loss will be recognized by a holder of Parent ordinary shares as a result of the Merger.



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Apco Argentina Inc.
December 7, 2001
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                  We express no opinion other than as set forth above. This
opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the headings "Material Tax Consequences--United States Federal Income Tax Consequences" and the "Questions And Answers About The Merger" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                                  Very truly yours,


                                                   /s/ SKADDEN, ARPS, SLATE,
                                                       MEAGHER & FLOM (ILLINOIS)


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